Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL CLOSES NEW $100 MILLION FIVE-YEAR
REVOLVING CREDIT FACILITY
— Improved Pricing Structure and Covenants to Support Growth Strategy —
(Dulles, VA 22 August 2007) — Orbital Sciences Corporation (NYSE: ORB) today announced that it has entered into a new $100 million revolving credit facility. The new five-year credit arrangement, which matures in August 2012, replaces the company’s existing $50 million revolving credit facility, which was scheduled to mature in December 2009. The new facility permits the aggregate commitment to increase up to $175 million, subject to the availability of additional commitments.
The new facility is led by Citi. Also participating in the facility are Bank of America, Wachovia Bank, PNC Bank and Sovereign Bank.
“We believe that the terms and conditions of the new credit facility reflect the financial strength of Orbital. The significantly lower pricing structure and generally less restrictive covenants provide Orbital greater financial flexibility to support the company’s growth strategy and to improve our profitability,” said Mr. Garrett E. Pierce, Orbital’s Vice Chairman and Chief Financial Officer.
Orbital develops and manufactures small space and rocket systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.
More information about Orbital can be found at http://www.orbital.com
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Orbital Closes New $100 Million Five-Year Revolving Credit Facility

Note: “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995.
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
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